Exhibit 10.1

RADIAN GROUP INC. STI/MTI INCENTIVE PLAN

FOR EXECUTIVE EMPLOYEES

I. Purpose. The purpose of the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees (the “Plan”) is to provide a means whereby Radian Group Inc. may provide incentive compensation to eligible employees who hold the position of Vice President or above. The Plan is effective as of January 1, 2009 (“Effective Date”).

II. Definitions. Whenever used in this Plan, the following terms will have the respective meanings set forth below:

2.1 “Plan” means this Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, as in effect from time to time.

2.2 “Radian” means Radian Group Inc. or any successor thereto.

2.3 “Affiliate” means each entity owned by Radian. Only Affiliates specified by the Compensation Committee will be participating employers in the Plan.

2.4 “Board” means the board of directors of Radian.

2.5 “Compensation Committee” means the Compensation and Human Resources Committee of the Board.

2.6 “Committee” means (i) for all determinations made with respect to Management, the Compensation Committee, and (ii) for determinations made with respect to all other Employees (except for those determinations specifically reserved to the Compensation Committee), a committee consisting of Management or its delegates.

2.7 “Management” means the Chief Executive Officer of Radian and members of the executive team as designated by the Chief Executive Officer of Radian.

2.8 “Employee” means an employee of Radian or an Affiliate specified by the Compensation Committee who is not classified as a “temporary employee”, but excluding any person who is classified by Radian or any Affiliate as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

2.9 “Participant” means an Employee who holds the position of Vice President or above and who is eligible to participate in the Plan pursuant to Section III for a fiscal year.

2.10 “Target Incentive Award” means a target bonus amount established by the Committee for each Participant for a two year performance period, which will be equal to a stated dollar amount or a set percentage of the Participant’s base salary, as determined in the sole discretion of the Committee.

2.11 “Actual Incentive Award” means the allocated amount described in Section 5.1 for a Participant. Pursuant to the terms of Section V, 50% of each Actual Incentive Award will be available for payment as an STI Bonus, and the remaining 50% of the Actual Incentive Award will be available for payment as an MTI Bonus.

2.12 “Target Incentive Award Pool” means the aggregate amount of all Target Incentive Award amounts established for all Participants for a two-year performance period.

2.13 “Actual Incentive Award Pool” means the total amount, based on performance, that is available to be allocated as Actual Incentive Awards to Participants for a two-year performance period, as determined by the Compensation Committee.

2.14 “STI Bonus” means the short term incentive bonus payable to a Participant as provided in Section 5.1(d).

2.15 “MTI Bonus” means a medium term incentive bonus based on performance, with a target of 50% of the Participant’s Actual Incentive Award, as described in Section 5.2

2.16 “Target MTI Pool” means the aggregate amount of all MTI Target Awards established for all Participants, as described in Section 5.1(d).

2.17 “Actual MTI Pool” means the total amount, based on performance, that is available to be allocated as MTI Bonuses to Participants, as determined by the Compensation Committee.

2.18 “Cause” means any of the following conduct by a Participant, as determined in the sole discretion of the Chief Executive Officer of Radian and the Chief Human Resources Officer of Radian: (1) habitual insobriety; (2) substance abuse; (3) conviction of a felony or a crime involving moral turpitude; (4) misappropriation of funds with respect to Radian or its Affiliates; (5) material violation of Radian’s Code of Conduct or employment policies, as in effect from time to time; (6) breach of any written confidentiality, nonsolicitation or noncompetition covenant with Radian or an Affiliate; or (7) negligence, misconduct or other failure to perform the Employee’s duties with Radian and its Affiliates after receiving written notice from Radian or an Affiliate of the deficiencies on which such termination is based.

III. Eligibility; Participation; Newly Hired Employees. At the beginning of each performance period, each Employee of Radian or an Affiliate specified by the Compensation Committee who holds the position of Vice President or above and who is not participating in any other short-term incentive plan sponsored by Radian or an Affiliate will be eligible to participate in this Plan. The Committee has discretion to determine which Employees are eligible to participate in the Plan. Notwithstanding the foregoing, Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan on or after October 1st of the first fiscal year of the performance period shall not be eligible to participate in the Plan for such performance period. Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan before October 1st of the first fiscal year of the performance period shall be eligible to participate in the Plan for such performance period and shall be eligible to receive a prorated bonus award calculated in whole months based on the relative time spent in the eligible position during the performance period, as determined by the Committee.

IV. Performance Metrics/Goals. The Compensation Committee will establish the applicable business and/or financial performance metrics or goals that Radian and/or specified Affiliates will be measured against in order to determine the Actual Incentive Award Pool and the Actual MTI Award Pool pursuant to which STI Bonuses and MTI Bonuses are to be payable or allocated, as applicable, for each two-year performance period. The business and/or financial performance goals will be established and communicated in writing to eligible Participants. At the end of each fiscal year, the Compensation Committee will determine whether, and to what extent, such performance goals have been met for that year for purposes of funding the bonus pools to be awarded or allocated under this Plan. The Compensation Committee may adjust the performance results for extraordinary items or other events or circumstances, as the Compensation Committee deems appropriate.

V. Incentive Bonus Program.

5.1 Incentive Awards

(a) Target Incentive Awards. At the beginning of each two-year performance period, the Committee will establish a Target Incentive Award for each Participant. Unless the Committee establishes a new Target Incentive Award for a Participant for a fiscal year, the Participant’s Target Incentive Award will be the same Target Incentive Award as in effect for the Participant for the immediately preceding fiscal year. The Target Incentive Award Pool will be equal to 100% of the Target Incentive Award amounts for all eligible Participants for the year.

(b) Incentive Awards Based on Performance Goals. Actual Incentive Awards will be earned over a two-year performance period, based upon the achievement of performance goals established for that two-year period pursuant to Section IV.

(c) Approval of Incentive Award Amounts.

(1) At the end of the first fiscal year of each performance period, the Compensation Committee will determine how much, if any, of the Target Incentive Award Pool will be available to be allocated as Actual Incentive Awards based on Radian’s and its Affiliates’ achievement of the performance goals for the first fiscal year that were established pursuant to Section IV. The Actual Incentive Award Pool may range from zero to 200% of the Target Incentive Award Pool.

(2) The Committee will allocate the Actual Incentive Award Pool among Participants, in its sole discretion, based on such criteria as the Committee deems appropriate, which may include the Participant’s performance rating, the Participant’s relative Target Incentive Award and other factors determined in the sole discretion of the Committee. A Participant’s Actual Incentive Award may range from zero to 200% of the Participant’s Target Incentive Award amount. The total amount of the Actual Incentive Awards allocated to all Participants in a fiscal year will not exceed the Actual Incentive Award Pool established under Section 5.1(c)(1) for the fiscal year based on the performance of Radian and its Affiliates.

(d) Payment of STI Bonuses; Establishment of MTI Target Award. If an Actual Incentive Award is allocated to a Participant based on performance for the first fiscal year, 50% of the Actual Incentive Award amount will be paid in cash to the Participant in a single lump sum payment as an STI Bonus between January 1 and March 15 following the end of the fiscal year for which the Actual Incentive Award is allocated. The remaining 50% of the Actual Incentive Award amount will be established as the “MTI Target Award” for the Participant and will be payable based on achievement of performance goals realized in the second year of the performance period, as set forth in Section 5.2. Except as provided in Sections 5.1(e) and (f), a Participant must be employed by Radian or an Affiliate on the date on which the STI Bonus is paid in order to receive an STI Bonus for the fiscal year. If no Actual Incentive Award amount is allocated to a Participant for a fiscal year, the Participant will not receive an STI Bonus or an MTI Target Award or be eligible to receive an MTI Bonus.

(e) Involuntary Termination. If, on or after December 31st of the fiscal year for which an Actual Incentive Award is earned but prior to the payment date for the STI Bonus, a Participant’s employment is terminated by Radian or an Affiliate without Cause and the Participant executes and does not revoke a Release (as defined below), the Participant will receive his or her STI Bonus, as determined under Section 5.1(d) and will receive his or her MTI Bonus, as determined under Section 5.2(b), in each case based on the achievement of the performance goals. The payable amount, if any, will be paid to the Participant at the same time as STI Bonuses and MTI Bonuses, as applicable, are paid to other Participants for the fiscal year.

(f) Death. If a Participant’s employment terminates on account of death, the Committee may determine in its sole discretion that all, or a pro rata portion, of the Participant’s STI Bonus, as determined under Section 5.1(d), will be paid, based on achievement of the performance goals. The payable amount, if any, will be paid to the Participant’s personal representative at the same time as STI Bonuses are paid to other Participants.

5.2 Medium Term Incentive Bonus.

(a) MTI Target Award. Each Participant who is allocated an Actual Incentive Award amount based on performance for the preceding fiscal year of the performance period, and who received payment of an STI Bonus, will have an MTI Target Award equal to 50% of the Actual Incentive Award amount allocated to the Participant for the preceding fiscal year. The Target MTI Pool for a fiscal year will be equal to 100% of the MTI Target Awards established for all eligible Participants. Each Participant may be paid a percentage of his or her MTI Target Award as a cash MTI Bonus based on performance for the second fiscal year of the performance period, as set forth in Section 5.2(b).

(b) Approval of MTI Bonus Payments.

(1) At the end of the second fiscal year of the performance period, the Compensation Committee will determine how much, if any, of the Target MTI Pool will be available for payment of MTI Bonuses, based upon the achievement of the performance goals realized for the second year of the performance period that were established pursuant to Section IV. The Actual MTI Pool will be a percentage ranging from zero to 150% of the Target MTI Pool, as determined by the Compensation Committee.

(2) The MTI Bonus payable to a Participant, if any, shall equal the Participant’s MTI Target Award multiplied by the percentage established by the Committee based on performance as described in Section 5.2(b)(1) to establish the Actual MTI Pool.

(c) Payment of MTI Bonuses. If a Participant is awarded an MTI Bonus for a fiscal year, the MTI Bonus will be paid in cash to the Participant in a single lump sum payment between January 1 and March 15 following the end of the fiscal year for which the MTI Bonus is awarded. Each Participant who receives a payment of an STI Bonus, as described in Section 5.1, and who has an MTI Target Award for the applicable fiscal year shall receive payment of any MTI Bonus earned for the fiscal year, as determined pursuant to this Section 5.2. If a Participant who receives payment of an STI Bonus for the performance period terminates employment for any reason (voluntarily or involuntarily) without Cause, the Participant will be eligible to receive an MTI Bonus, as determined under Section 5.2(b), which shall be payable at the same time as MTI Bonuses are paid to other Participants. A Participant will forfeit his or her right to any MTI Bonus if the Participant’s employment is terminated for Cause. If a Participant’s employment terminates on account of death, any MTI Bonus will be paid to the Participant’s personal representative at the same time as MTI Bonuses are paid to other Participants.

5.3 Release. Any payment of an STI Bonus or an MTI Bonus after the Participant’s termination of employment shall be conditioned on the Participant executing and not revoking a written release (the “Release”) upon such termination. The Release will be in a form provided by Radian and will release all claims against Radian, its Affiliates and all related parties with respect to all matters arising out of Participant’s employment by Radian or an Affiliate, or the termination thereof (other than claims based upon any entitlements under the terms of this Plan or under any plans or programs of Radian and its Affiliates under which Participant has accrued a benefit).

VI. Administration. The Compensation Committee will have full power and discretionary authority to interpret the Plan. Except as specifically provided otherwise herein, the Committee will have full power and discretionary authority to administer the Plan, to make all determinations, including all participation and award determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan. Any action required of the Committee under the Plan will be made in the sole discretion of the Committee and not in a fiduciary capacity. All decisions and determinations by the Committee will be final, conclusive and binding on Radian, its Affiliates, the Participants and any other persons having or claiming an interest hereunder. All STI Bonuses and MTI Bonuses will be awarded conditional upon the Participant’s acknowledgement, by participation in the Plan, that all decisions and determinations of the Committee will be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such STI Bonuses or MTI Bonuses.

VII. General Provisions.

7.1 Transferability. No awards under this Plan may be transferred, assigned, pledged or encumbered by the Participant nor may any awards under this Plan be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights will be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant.

7.2 Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, will create or be construed to create a trust of any kind. Each Participant’s right to receive an STI Bonus or MTI Bonus will be no greater than the right of an unsecured general creditor of Radian. All STI Bonuses and MTI Bonuses will be paid from the general funds of Radian, and no special or separate fund will be established and no segregation of assets will be made to assure payment of the STI Bonuses and MTI Bonuses.

7.3 Withholding Tax. All payments under this Plan shall be made subject to applicable tax withholding, and Radian or an Affiliate shall withhold from any payments under this Plan all federal, state and local taxes as Radian or an Affiliate is required to withhold pursuant to any law or governmental rule or regulation. The Participant shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Plan.

7.4 No Rights to Employment. Nothing in the Plan, and no action taken pursuant hereto, will give a Participant any right to continued employment. Each Participant’s employment continues to be at-will, which means that Radian or an Affiliate can terminate the Participant’s employment at any time for cause or for no cause whatsoever.

7.5 Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Internal Revenue Code in order to avoid application of section 409A to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of section 409A, this Plan will be administered so that such payments are made in accordance with the requirements of section 409A, including the six-month delay required for “specified employees,” if applicable.

7.6 Termination and Amendment of the Plan. The Compensation and Human Resources Committee of the Board may amend or terminate the Plan at any time.

7.7 Successors. The Plan will be binding upon and inure to the benefit of Radian, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

7.8 Applicable Law. The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction. In addition, the Plan shall be subject to any required approvals by any governmental or regulatory agencies. Without limiting the foregoing, notwithstanding anything in the Plan to the contrary, the Plan and all STI Bonuses and MTI Bonuses shall be subject to all applicable laws, regulations, restrictions or governmental guidance that becomes applicable in the event of Radian’s participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, or any similar program of the United States, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities (collectively, “TARP”), and the Committee reserves the right to modify this Plan and any award hereunder as necessary to conform to any restrictions imposed under TARP. As a condition of participating in the Plan and accepting payment of any STI Bonus and MTI Bonus, all Participants agree to any such modifications that may be imposed by the Committee, and all Participants agree to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to TARP restrictions applicable to amounts awarded under this Plan.